Exhibit 99.1

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News Release

For Immediate Release	For Further Information, Contact:
February 22, 2022	Erica Campbell, Hines
212-294-9024
erica.campbell@hines.com

HINES GLOBAL INCOME TRUST ACQUIRES GOOSE ISLAND CREATIVE OFFICE BUILDING
(CHICAGO) – Hines, the global real estate firm, announced today that Hines Global Income Trust, Inc. has acquired 1315 N. North Branch, a fully-leased, 157,450-square-foot, recently renovated creative office building in the emerging Goose Island submarket of Chicago.
1315 N. North Branch is an urban infill building located on three acres and leased to six tenants. The building’s industrial design with lofted ceilings, oversized skylights and divided-light windows combined with a spacious fitness center and lockers, a golf simulator, private outdoor patios and decks and heated indoor parking has attracted tenants from a diverse set of industries including financial services, design and logistics. Each of the suites has its own entrance and identity, providing convenience and the ability for tenants to individualize their spaces.
Located in the middle of Chicago’s most affluent neighborhoods, Goose Island benefits from robust tenant demand and neighborhood tailwinds driven by an increasing set of live, work, and play offerings.
“Across our markets we’ve noticed that urban neighborhood offices offering a unique aesthetic, convenient access and curated tenant environments continue to perform with positive tenant feedback. We look forward to furthering Goose Island’s exciting evolution through active ownership and engagement at 1315 N. North Branch,” said Will Renner, managing director at Hines.
Janice Walker, chief operating officer of Hines Global Income Trust added, “We are seeing compelling investments in the differentiated office space. 1315 N. North Branch affords the fund an opportunity to acquire a creative office product with exceptional building attributes in a dynamic location. The maturation of the submarket offers exposure to a micro-location positioned for continued growth and demand.”
Hines Global Income Trust is diversified by geography and real estate sectors, with a focus on stable assets with strong long-term income potential. This office acquisition complements a portfolio that is nearly two thirds weighted toward the industrial and living sectors and is valued at $2.9 billion.
Cushman & Wakefield, led by Cody Hundertmark, David Knapp and Tom Sitz, served as broker for the transaction.

About Hines Global Income Trust, Inc.
Hines Global Income Trust, Inc. is a public, non-listed real estate investment trust sponsored by Hines. It commenced operations in 2014 and invests in commercial real estate investments located in the United States and internationally. For additional information about Hines Global Income Trust, visit www.hinesglobalincometrust.com.

About Hines
Hines is a privately owned global real estate investment firm founded in 1957 with a presence in 255 cities in 27 countries. Hines oversees investment assets under management totaling approximately $83.6 billion¹. In addition, Hines provides third-party property-level services to more than 367 properties totaling 138.3 million square feet. Historically, Hines has developed, redeveloped or acquired approximately 1,486 properties, totaling over 492 million square feet. The firm currently has more than 171 developments underway around the world. With extensive experience in investments across the risk spectrum and all property types, and a foundational commitment to ESG, Hines is one of the largest and most-respected real estate organizations in the world. Visit www.hines.com for more information. ¹Includes both the global Hines organization as well as RIA AUM as of June 30, 2021.

Forward Looking Statements
Statements in this press release, including intentions, beliefs, expectations or projections relating to the acquisition described herein, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, the potential for growth in the differentiated office space and potential growth for the location, the potential long-term performance of this property, future economic, competitive and market conditions and future business decisions that may prove to be incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks associated with Hines being able to successfully manage the property, risks associated with an economic downturn in the region, and other risks described in the "Risk Factors" section of Hines Global's Annual Report on Form 10-K for the year ended December 31, 2020, as updated by its other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements.